Exhibit 107

EX-FILING FEES

Form S-8
(Form Type)

Safehold, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	192,000(2)	$19.75(3)	$3,792,000	0.00014760	$559.70
Total Offering Amounts							$559.70
Total Fees Previously Paid							—
Total Fee Offsets(4)							$559.70
Net Fee Due							$0

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the Safehold Inc. Amended and Restated 2009 Long-Term Incentive Plan (as amended, the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration that would increase the number of outstanding shares of Common Stock.

(2) Covers 192,000 additional shares of Common Stock available for issuance pursuant to the Plan.

(3) For purposes of computing the registration fee only. Pursuant to Rule 457(c) and 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices of Common Stock, as reported on the New York Stock Exchange on November 30, 2023, which was $19.75 per share.

(4) See “Table 2: Fee Offset Claims and Sources” to this Exhibit 107 for information related to the fee offset.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Safehold Inc.	424b5	333-271113	August 9, 2023	—	$559.70(1)	Equity	Common Stock, par value $0.01 per share	237,334	$5,078,947.60	—
Fee Offset Sources	Safehold Inc.	424b5	333-271113	—	August 9, 2023	—	—	—	—	—	$559.70

(1) The registrant previously filed a prospectus supplement (the “Prospectus Supplement”), dated August 7, 2023 to a prospectus, dated April 4, 2023, constituting part of its Registration Statement on Form S-3 (File No. 333-271113) relating to the offer and sale of up to 7,475,000 shares of its Common Stock, for which a filing fee of $17,628.15 was paid based on the fee rate then in effect. 975,000 shares of Common Stock remain unsold under the Prospectus Supplement, resulting in an offset fee of $2,299.32. Safehold Inc. hereby confirms that the offering that included such unsold securities has been completed. Pursuant to Rule 457(p), the registrant is offsetting $559.70 of the fees associated with this Registration Statement from the filing fee previously paid in connection with the Prospectus Supplement, leaving a remaining fee balance of $1,739.62 available to offset future filings. Accordingly, no additional registration fee is being paid in connection with the filing of this Registration Statement.